Exhibit 10.15

Execution Copy

AMENDMENT NO. 1

TO

SPDR® GOLD TRUST

FIRST AMENDED AND RESTATED

UNALLOCATED BULLION ACCOUNT AGREEMENT

This amendment (this “Amendment”), dated as of March 18, 2015, is Amendment No. 1 to the SPDR® Gold Trust First Amended and Restated Unallocated Bullion Account Agreement, dated June 1, 2011, between HSBC Bank plc (as successor to HSBC Bank USA, N.A. by novation) (the “Custodian”) and The Bank of New York Mellon, not in its individual capacity, but solely as trustee of the SPDR® Gold Trust (the “Trustee”), (the “Unallocated Agreement”).

WHEREAS, the gold price used under the Unallocated Agreement for certain purposes is the gold price that is established by the twice daily fix of the price of an ounce of gold which starts, respectively, at 10:30 a.m. and 3:00 p.m. London, England time and is conducted in London by the members of London Gold Market Fixing Limited (the “London Gold Fix”);

WHEREAS, the London Bullion Market Association (the “LBMA”) has announced that (i) London Gold Market Fixing Limited will discontinue the London Gold Fix on March 19, 2015, and (ii) ICE Benchmark Administration has been selected by the LBMA to be the third party administrator for the gold price that shall replace the London Gold Fix (the “LBMA Gold Price”), with the LBMA Gold Price to commence on March 20, 2015;

WHEREAS, clause 12.4 of the Unallocated Agreement provides that any amendment thereto shall be in writing signed by the Trustee and the Custodian; and

WHEREAS, the Trustee and the Custodian wish to amend the Unallocated Agreement to replace the references to the London Gold Fix in the Unallocated Agreement with references to the LBMA Gold Price, effective as of March 20, 2015.

NOW, THEREFORE, the Trustee and the Custodian agree as follows:

1. A. Section 4.6 of the Unallocated Agreement is hereby amended to read in its entirety as follows:

Physical withdrawal of entire Unallocated Account balance. If, when you notify us in connection with a physical withdrawal of Bullion from your Unallocated Account under clause 4.4 that you are withdrawing the entire balance in your Unallocated Account (or when a physical withdrawal under clause 4.4 would, in our determination, result in the entire balance in your Unallocated Account being withdrawn), the physical withdrawal instruction may not be effected by our selection of one or more whole bars of Bullion the combined fine weight of which does not exceed the balance of your Unallocated Account that you are withdrawing, then we will make available to you in accordance with clause 4.4 the number of whole bars that can be accommodated under your instruction, and will purchase for cash the remainder of the Bullion in your Unallocated Account based on the price of an ounce of gold as determined by ICE Benchmark Administration, the third party selected by the LBMA to administer the London gold price, at or about 10:30 a.m. London time (the “LBMA Gold Price AM”) on the date you are withdrawing the Bullion physically, or if there is no LBMA Gold Price AM for such date, then the LBMA Gold Price AM for the next Business Day.

B. The parenthetical in the first sentence of Section 9.1 of the Unallocated Agreement is hereby amended to read in its entirety as follows:

(such market value calculated using the nearest available morning or afternoon London gold price as determined by ICE Benchmark Administration following the occurrence of such negligence, fraud or willful default)

2. The foregoing amendments shall be effective as of March 20, 2015.

3. Except as modified by this Amendment, the Unallocated Agreement shall remain unmodified and in full force and effect.

4. This Amendment is governed by, and will be construed in accordance with, English law. The parties agree that the courts of the State of New York, in the United States of America, and the United States federal court located in the Borough of Manhattan in such state are to have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Amendment and, for these purposes each party irrevocably submits to the non-exclusive jurisdiction of such courts, waives any claim of forum non conveniens and any objections to the laying of venue, and further waives any personal service.

5. Capitalized terms used but not defined in this Amendment shall have the meaning assigned to such terms in the Unallocated Agreement.

6. This Amendment may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original, but together shall constitute one and the same amendment. Facsimile and PDR signatures shall be acceptable and binding.

[Signature Page Follows]

IN WITNESS WHEREOF, the Custodian and the Trustee have each caused this Amendment to be duly executed as of the day and year first above written.

HSBC BANK PLC

By:	/s/ Don G. Pearce
Name:	Don G. Pearce
Title:	Authorised Signatory

THE BANK OF NEW YORK MELLON, not in its individual capacity, but solely as trustee of the SPDR® Gold Trust

By:	/s/ Thomas O’Donnall
Name:	Thomas O’Donnall
Title:	Managing Director

[Signature Page to Amendment No. 1 to

SPDR® Gold Trust First Amended and Restated Unallocated Bullion Account Agreement]